U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kaiser, Nicholas T.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  Common Stock, $.01 par va|10/17/|X   | |15,000            |A  |$1.00      |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/17/|S   | |15,000            |D  |$16.125    |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/21/|X   | |10,000            |A  |$1.00      |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/21/|S   | |10,000            |D  |$16.50     |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/23/|X   | |10,000            |A  |$1.00      |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/23/|S   | |10,000            |D  |$16.50     |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/31/|X   | |10,000            |A  |$1.00      |                   |      |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Common Stock, $.01 par va|10/31/|S   | |10,000            |D  |$16.25     |250,000            |D     |                           |
lue                        |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options|$1.00   |10/17|X   | |15,000     |D  |9/13/|8/5/9|Common Stock|15,000 |       |            |   |            |
                      |        |/96  |    | |           |   |95   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$1.00   |10/21|X   | |10,000     |D  |9/13/|8/5/9|Common Stock|10,000 |       |            |   |            |
                      |        |/96  |    | |           |   |95   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$1.00   |10/23|X   | |10,000     |D  |9/13/|8/5/9|Common Stock|10,000 |       |            |   |            |
                      |        |/96  |    | |           |   |95   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$1.00   |10/31|X   | |10,000     |D  |9/13/|8/5/9|Common Stock|10,000 |       |160,000     |D  |            |
                      |        |/96  |    | |           |   |95   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$15.75  |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |21,000      |D  |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Options vest and become exerciable as
follows:
       -  One third (7,000) on July 31,
1997
       -  One third (7,000) on July 31,
1998
       -  One third (7,000) on July 31,
1999
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
November 5, 1996